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                                                                  EXHIBIT 4.24



                                                    STOCK OPTION AGREEMENT

THIS AGREEMENT, entered into this 10th day of January 1993, by and between Centrum Industries, Inc. a Delaware corporation (the "Company") and Robert J. Fulton an individual ("Fulton").

WHEREAS the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to grant the stock option provided for herein to Fulton as an inducement to Fulton to remain in the employ of the Company; and

NOW THEREFORE in consideration of the mutual covenants contained in this agreement, the parties hereto agree as follows:

SECTION 1 - GRANT OF OPTION - the Company grants to Fulton, an option to purchase shares of common stock of the Company. The option shall be for 166,667 shares of common stock at a purchase price of $0.75 per share, payable at the time the option is exercised.

SECTION 2 - The option granted under this agreement shall be exercisable as provided above, upon written notice to the Company and the payment in cash to the Company of the purchase price of the shares which the employee elects to purchase.

SECTION 3 - TERMINATION OF EMPLOYMENT - In the event that Fulton shall cease to be employed by the Company or a subsidiary or serve as a Director of the Company, for any reason other than death or disability, all of Fulton' rights to further exercise his options shall expire 90 days after his employment or service as a Director terminates; provided however that no option shall be exercisable after the date of the expiration. A leave of absence with the express written consent of the Company shall not be considered termination of employment for purposes of this Section.

SECTION 4 - DEATH OR DISABILITY OF EMPLOYEE. In the event of the death or disability of Fulton while employed by the Company, his right to purchase shares may be exercised by him or in the case of the death of Fulton, by his personal representative or by any person or persons who shall have acquired the option directly from Fulton by will or by the laws of descent and distribution, at any time within three months after the date of his death or disability; provided that if Fulton is disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, the reference to the three month period shall be read as one year.

SECTION 5 - TERMINATION OF OPTION. The option and all rights granted by this agreement, to the extent those rights have not been exercised will terminate and become null and void ten years from the signing of this option agreement, provided, however that the Board of Directors may extend the term of the option at any time in its sole discretion.

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SECTION 6-NONTRANSFERABILITY.  The option shall not be transferable and the option may be exercised, during the lifetime of Fulton only by him. Except as specifically provided in this agreement, the option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option, and the levy of any execution, attachment, or similar process upon the option in violation of this agreement, shall be null and void and without effect.

SECTION 7-BINDING EFFECT. This agreement shall be binding upon Fulton and his executors, administrators, and representatives or assigns, and upon the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set forth above.

CENTRUM INDUSTRIES, INC.

                                             by /s/ George H. Wells
                                                -----------------------------
                                                George H. Wells
                                                Chief Executive Officer and
                                                President

                                                /s/ Robert J. Fulton
                                                -----------------------------
                                                Robert J. Fulton
                                             EMPLOYEE